EXHIBIT 10.1
*** Indicates omitted material that is the subject of a confidential request filed separately with the Commission
SECOND AMENDMENT TO SUPPLY AGREEMENT
          This Second Amendment amends that certain Supply Agreement, dated as of November 3, 2000, and amended previously as of April 9, 2004, between Carrington Laboratories, Inc. (“Carrington”) and Medline Industries, Inc. (“Medline”) (the “Supply Agreement”). This Amendment is effective as of August 14, 2007.
          WHEREAS, the parties desire to extend the Term of the Supply Agreement and to make other amendments to such agreements as specified herein.
          NOW, THEREFORE, the parties agree as follows:
          1. Limited Amendment; Interpretation. The Supply Agreement is not amended except as specified in this Amendment. Capitalized terms in this Amendment shall have the same meanings as in the Supply Agreement, as the context may require.
          2. Extended Term. Specifically amending Section 7 of the Supply Agreement, the Term shall be extended through and including November 30, 2009.
          3. Prices. Specifically amending Section 1.4 of the Supply Agreement and Exhibit A thereto, the prices of the Medline Products shall be as set forth on Exhibit A to this Second Amendment. Prices may only be modified in the event of change in petroleum raw material prices, which such modification must be agreed upon in a writing signed by both parties.
          4. Purchase Requirements. Specifically amending Section 1.1 of the Supply Agreement, the phrase “the majority of Medline Products” shall be replaced with “60% of Medline’s requirements for the Medline Products identified on Exhibit A, provided that any order for Medline Products that is back ordered or delivered late shall count toward satisfaction of the 60% requirement, even if such order is ultimately filled by a supplier other than Carrington.”
          5. Miscellaneous Terms. Specifically amending any provision in the Supply Agreement to the contrary: (a) Medline shall pays freight on all orders, except exceeding $5,000; (b) payment terms are net 30 days.
          6. No Breaches; Release. The parties agree and acknowledge that there are no uncured material breaches under the Supply Agreement as of the effective date of this Second Amendment. The parties hereby release each other from any and all liabilities and claims of any kind, other than liabilities under outstanding or unpaid for orders, whether known or unknown, that may have arisen or accrued from the relationship between the parties as described in the Supply Agreement, from the effective date of the first amendment to the Supply Agreement to the effective date of this Second Amendment. Except as specifically set forth in this Section 6, the parties agree that no modification or amendment of the Supply Agreement shall be deemed to have occurred by act, failure to act or waiver of any right by Carrington or Medline, other than set forth in a writing executed by both parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

CARRINGTON LABORATORIES, INC.

By:	/s/ Carlton E. Turner
Name: Carlton E. Turner, Ph.D., D.Sc.
Title: President & CEO

MEDLINE INDUSTRIES, INC.

By:	/s/ Jonathan Primer
Name: Jonathan Primer
Title: President, DMS Division

EXHIBIT A
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